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                                                                    EXHIBIT 23.4


Portfolio I


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 (333-90590, 333-90590-01) and related Prospectus of Apartment Investment and Management Company and AIMCO Properties, L.P. for the registration of 18,053 shares of Apartment Investment and Management Company Class A Common Stock and 18,053 units of AIMCO Properties, L.P. Partnership Common Units and to the incorporation by reference therein of our report dated February 15, 2002, with respect to the combined financial statements of VMS National Properties Joint Venture included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.




                                          /s/ ERNST & YOUNG LLP

Greenville, South Carolina

July 11, 2002